UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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FGBC BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217
[___], 2008
Dear Shareholder:
     On behalf of the board of directors and management of FGBC Bancshares, Inc. (the “Company”), I cordially invite you to a special meeting of shareholders to be held on December [___], 2008, at [___] [_].m. local time at [___] for the following purposes:
1)	Approve Articles of Amendment. To approve an amendment to the Company’s articles of incorporation that authorizes the Company to issue preferred stock in addition to common stock.
2)	Adjournment. To approve an adjournment of the special meeting, if necessary, to solicit additional proxies.
3)	Other Business. To transact such other or further business as may properly come before the special meeting and any adjournment or postponement thereof.
     The proposed amendment to our articles of incorporation is required if the Company wishes to participate in the Capital Purchase Program (“CPP”) that was recently established by the United States Treasury Department as authorized by the Emergency Economic Stabilization Act of 2008. Through the CPP, the Treasury Department will provide participating financial institutions with a direct capital investment through the Treasury Department’s purchase of preferred stock. The program was designed to attract broad participation by healthy institutions that will use the capital to increase lending.
     The Company is “well capitalized” by regulatory standards and the board does not feel that participation in the CPP is needed to carry out the Company’s business plan. Nevertheless, although no final decision has been made, the board feels that participation in the CPP may be beneficial as a means to grow the Company’s business through increased lending in our markets. The purpose of the proposed amendment, therefore, is to position the Company to be able to participate in the CPP if it desires to do so and is selected. While the initiation of the CPP triggered the board to adopt the proposed amendment and call the special meeting, the effect of the proposed amendment would be to authorize the board to issue preferred stock in the future on terms and conditions that it deems advisable, either pursuant to the CPP or otherwise.
     The accompanying proxy statement includes a formal notice of the special meeting, information concerning the proposals to be voted on and other information concerning the special meeting.
     A form of proxy is enclosed. You are urged to complete, sign and return it to the Company as soon as possible in the enclosed, postage prepaid envelope. If you attend the special meeting in person, you may revoke your proxy at that time simply by requesting the right to vote in person. Additionally, you may revoke the proxy by filing a subsequent proxy with the Company’s Secretary prior to or at the time of the special meeting.
     Your continued support of the Company is very important. I look forward to welcoming you at the meeting.

Sincerely,
Jackie L. Reed
President and Chief Executive Officer

FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER [___], 2008

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Meeting”) of FGBC Bancshares, Inc., a Georgia corporation (the “Company”), will be held on December [___], 2008, at [___] [___].m. local time at [_______], for the following purposes:
1)	Approve Articles of Amendment. To approve an amendment to the Company’s articles of incorporation that authorizes the Company to issue preferred stock in addition to common stock.
2)	Adjournment. To approve an adjournment of the special meeting, if necessary, to solicit additional proxies.
3)	Other Business. To transact such other or further business as may properly come before the special meeting and any adjournment or postponement thereof.
     The board of directors has fixed the close of business on November [___], 2008 as the record date for determining the shareholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. A list of such shareholders will be available for inspection by shareholders at the Meeting.
     Detailed information relating to the above matters is set forth in the accompanying proxy statement dated [_______], 2008. Whether or not you expect to attend the Meeting in person, please mark, sign, date and return the enclosed proxy card in the accompanying postage-prepaid envelope as promptly as possible. If you do attend the Meeting in person, you may withdraw your proxy should you wish to vote in person. Additionally, you may revoke the proxy by filing a subsequent proxy with the Company’s Secretary prior to or at the time of the Meeting.

By Order of the Board of Directors,
Jackie L. Reed
President and Chief Executive Officer
Franklin, Georgia

[_______], 2008

FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217
(678) 839-4510

PROXY STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER [__], 2008

GENERAL INFORMATION
     This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of FGBC Bancshares, Inc., a Georgia corporation (the “Company”), for use at a special meeting of shareholders (the “Meeting”) to be held at [___] [___]m. local time on December [_], 2008, at [_______] and at any and all adjournments or postponements thereof. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about [_______], 2008.
     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Company prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly executed and returned prior to the Meeting. If the enclosed proxy is duly executed and returned prior to the Meeting but no directions are specified, the shares will be voted “FOR” the approval of the proposed articles of amendment, “FOR” the approval of an adjournment of the Meeting, if necessary, to solicit additional proxies, and in accordance with the discretion of the named proxies on other matters properly brought before the Meeting. Any written notice revoking a proxy should be sent to: FGBC Bancshares, Inc., P.O. Box 2578, Carrollton, Georgia 30112, Attention: Corporate Secretary.
     The expense of preparing, printing and mailing this proxy statement and soliciting the proxies sought hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, who will not receive additional compensation therefore, in person, or by telephone, facsimile transmission or other electronic means. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the Company’s common stock, no par value (the “Common Stock”), as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.
     The board of directors of the Company has fixed the close of business on [________], 2008, as the record date (“Record Date”) for determination of the Company’s shareholders entitled to notice of and to vote at the Meeting. At the close of business on such date, there were [_______] shares of Common Stock outstanding and held by approximately [_______] shareholders of record. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Meeting for each share of Common Stock held of record at the close of business on the Record Date.
REASON FOR HOLDING THE SPECIAL MEETING
     On October 14, 2008, the U.S. Government announced a series of initiatives intended to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. According to federal banking regulators, these programs are intended to provide fresh capital and liquidity to financial institutions to, among other things, foster new lending. As part of this overall initiative, the U.S. Department of Treasury announced a voluntary Capital Purchase Program (the “CPP”) to encourage U.S. financial institutions to enhance capital, in the hope of increasing the flow of financing to U.S. businesses and consumers, and to support the U.S. economy. Under the CPP, eligible financial institutions who are selected to participate will be able to sell equity interests in the form of preferred stock to the U.S. Treasury in amounts between 1% and 3% of their risk-weighted assets. The preferred stock will constitute Tier 1 capital. Our board of directors has authorized management to apply for participation in the CPP up to the maximum of 3% of risk-based assets, which would be approximately $20 million. The Company’s participation in the CPP is voluntary and is subject to the approval of the Treasury Department. Although the Company’s bank subsidiary is presently well-capitalized, management believes it is advisable to explore the opportunities offered by the CPP. Because we do not have preferred stock authorized in our articles of incorporation, however, it is necessary for us to amend our articles of incorporation to authorize preferred stock. For additional information, see “Proposal No. 1-Approval of Articles of Amendment.”
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of our common stock as of October 31, 2008 by (i) each director; (ii) each “named executive officer” of the Company, as that term is defined in Item 402(m)(2) of the SEC’s Regulation S-K; and (iii) all of the directors and named executive officers as a group. The Company is not aware of any beneficial owners of more than 5% of the Company’s outstanding Common Stock.

Name	Position(s) Held	Shares Owned[1]		Percentage[1]
Gregory S. Akins	EVP, Chief Operating Officer	93,333	[2]	0.7%

Roy L. Denney	Director	279,224	[3]	2.2%

Walter D. Duke	Director	227,481		1.8%

Wyche T. Green, III	Director	35,901		0.3%

Gregory M. Hagan	Director	160,122		1.3%

George B. Hamil, Jr.	Director	154,873	[4]	1.2%

Terry L. Harper	Director	33,956		0.3%

Emmett K. Harrod	Director	50,421		0.4%

H. Jeffrey Lindsey	Director	186,804		1.5%

Teresa L. Martin	EVP, Chief Financial Officer	99,942	[5]	0.8%

Dennis H. McDowell	Director	590,310		4.7%

W. Brett Morgan	EVP, Chief Lending Officer	7,391		0.1%

Edward R. Newbern	Director	320,465	[6]	2.6%

G. Randall Pugh	Director	16,833		0.1%

Jackie L. Reed	Chief Executive Officer / Director	198,025	[7]	1.6%

Carl R. Sewell, Jr.	Director	219,929		1.8%

Name	Position(s) Held	Shares Owned[1]		Percentage[1]
Bart R. Smith	Director	92,540		0.7%

Gleamer L. Smith, Jr.	Director	138,886	[8]	1.1%

Robert L. Stewart, Jr.	Director	159,762	[9]	1.3%

All directors and executive officers as a group (19 individuals)		3,066,198	[10]	24.5%

(1)	The information shown above is based upon “beneficial ownership” concepts as set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote, or to direct the voting of, such security, or has or shares “investment power”, which includes the power to dispose, or to direct the disposition of, such security. A person is also deemed to be the beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options or other rights.

(2)	Includes 40,000 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days.

(3)	Includes 20,392 shares held in Mr. Denney’s spouse’s retirement plan.

(4)	Includes 78,628 shares held for Mr. Hamil’s account in a retirement plan and 1,666 shares held in a corporation of which Mr. Hamil is the controlling shareholder.

(5)	Includes 67,880 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days and 1,928 shares held by Ms. Martin as custodian for her minor child.

(6)	Includes 189,789 shares held in the Eddie G. Newbern Retirement Trust.

(7)	Includes 147,569 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days.

(8)	Includes 4,721 shares held in Mr. Smith’s spouse’s individual retirement plan.

(9)	Includes 40,083 shares held in a family limited partnership and 3,726 shares held by his wife as custodian for his minor child.

(10)	Includes 255,449 shares that that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days.

There are no arrangements that may result in a change of control of the Company.

PROPOSAL NO. 1
APPROVAL OF ARTICLES OF AMENDMENT
General
     The Company’s board of directors has unanimously approved and recommended that the shareholders adopt an amendment to the Company’s articles of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as the board may determine. The board’s primary objective in amending the articles of incorporation to authorize the preferred stock is to provide maximum flexibility with respect to future financing transactions, including being able to participate in the CPP recently established by the U.S. Treasury Department (“Treasury”). Under this program, Treasury will make a direct equity investment in participating institutions through the purchase by Treasury preferred stock. According to current guidelines, which may change since the Company’s stock is not publicly traded, if we receive preliminary approval to participate in the CPP, we would have only 30 days from the date of notification to complete the investment. In any case, we expect that time will be of the essence and we are therefore holding this Meeting in order to position the Company to be able to participate in the CPP if it chooses to do so and its application is approved.
     The board of directors believes that authorizing the board to issue shares of preferred stock will provide greater flexibility and enable the Company to raise capital and accomplish other corporate objectives in response to market conditions or growth opportunities as and when they become available. Currently, the Company is not authorized to issue preferred stock. If the amendment is adopted by the shareholders of the Company, the shares of preferred stock will be available for issuance from time to time for such purposes and consideration as the board may approve. No further vote of the shareholders of the Company will be required, except as provided under Georgia law. The board of directors believes that it is advisable to increase the Company’s authorized capital to include a class of preferred stock in order to increase the Company’s flexibility to engage in preferred stock financings that the board of directors believes are favorable to the Company and its shareholders.
     The Company’s preferred stock may have such terms, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and other rights, preferences and limitations, as determined by the board in its sole discretion. The board would have the sole authority to issue such shares of preferred stock to whomever and for whatever purposes it may deem appropriate.
Senior Cumulative Preferred Stock Under the CPP
     Pursuant to a term sheet previously issued by the Treasury, publicly traded financial institutions who participate in the CPP will sell to Treasury cumulative perpetual preferred stock with a liquidation preference of at least $1,000 per share. These shares would be senior to our common stock and would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment and thereafter at a rate of 9% per annum (the “Senior Preferred Shares”). Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.
     Pursuant to the public term sheet, the Senior Preferred Shares would be non-voting shares, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (ii) any amendment to the rights of the Senior Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. If the dividends described above were not paid in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Shares would have the right to elect two directors. The right to elect directors would then cease when dividends have been paid in full for four consecutive dividend periods.
     The public term sheet states that the Senior Preferred Shares will be callable at par after three years. Prior to the end of three years, the Senior Preferred Shares may be redeemed only with the proceeds of an equity offering of Tier 1 qualifying perpetual preferred or common stock. Unless the Senior Preferred Shares are transferred or redeemed, until the third anniversary of the Treasury’s investment, the Company may not declare cash dividends on the Common Stock or repurchase the shares of Common Stock without the prior approval of the Treasury.

     Under the public term sheet, Treasury’s investment in the preferred stock of a participating institution will be limited to an aggregate amount of between 1% and 3% of the institution’s risk-weighted assets. In the case of the Company, based upon our bank subsidiary’s risk-weighted assets as of September 30, 2008, this would permit the Company to apply for an investment by the Treasury of between approximately $7 million and $20 million. Under the CPP, any shares of preferred stock issued to Treasury would constitute Tier 1 capital for bank regulatory purposes.
     The Treasury’s public term sheet requires participating institutions to grant warrants to Treasury to purchase a number of shares of common stock having a purchase price equal to 15% of aggregate amount of the preferred stock investment. The exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, will be determined by reference to the market price of the common stock on the date of the investment by Treasury in the preferred stock (calculated on a 20-day trailing average).
     Financial institutions participating in the CPP must adopt Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds any of the Company’s Senior Preferred Shares or warrants issued under the CPP. These standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers (collectively, the “senior executive officers”). Participating institutions must meet certain standards, including: (1) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive officer, generally referred to as “golden parachute” payments, above specified amounts; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer.
     The foregoing paragraphs summarize the provisions of the public term sheet previously issued by Treasury. On October 31, 2008, Treasury announced that it would post an application form and term sheet for privately held eligible institutions at a later date and establish a reasonable deadline for private institutions to apply. Although the Company is an SEC reporting entity, its stock is not publicly traded on a national securities exchange and is not quoted in the “over-the-counter” market. The Company believes, therefore, that it will qualify to participate in the CPP on terms set forth for privately held eligible institutions, which have not yet been released. The Company anticipates, however, that the terms for privately held institutions may involve the issuance of preferred stock. Therefore, in order to position the Company to be eligible to participate, the board decided to adopt the proposed amendment to the articles of incorporation and submit it to the shareholders for approval.
     Although the Company has no reason to believe that any application it submits to Treasury for participation in the CPP would not be approved, there can be no assurance that Treasury will approve any application submitted by the Company or that the application will be approved in the amount requested. Furthermore, the Company may decide to withdraw its application. Approval of the proposed articles of amendment does not commit the Company to participate in the CPP.
Potential Effects of the Proposed Amendment
     In deciding whether to issue shares of common or preferred stock, including preferred stock in the CPP, the board of directors will carefully consider the terms of such capital stock and the effect of the issuance on the operating results of the Company and its existing shareholders. With the exception of stock dividends, issuances of common stock or one or more series of preferred stock may result in dilution to the investments of existing shareholders. In addition, issuances of preferred stock could be used to discourage or make it more difficult for a person to acquire control of the Company or remove management. The board of directors, however, did not propose this amendment for the purpose of discouraging mergers or changes in control of the Company. Other than the possible issuance of preferred stock pursuant to the CPP, the board has no present intention of issuing any shares of preferred stock. None of our directors or executive officers has any financial or other personal interest in the proposal to amend the Company’s articles of incorporation.
     The text of the proposed articles of amendment is set forth in Appendix A attached hereto. Shareholders are urged to read Appendix A carefully.

     The Company’s board of directors unanimously recommends that you vote “FOR” the proposal to amend the Company’s articles of incorporation to authorize preferred stock.
PROPOSAL NO. 2
ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY
     If the number of shares of existing Common Stock voting in favor of Proposal No. 1 at the Meeting is greater than the number of shares voted against Proposal No. 1 but is less than the absolute majority of all outstanding shares required to approve Proposal No. 1 under Georgia law, management intends to move to adjourn the Meeting in order to enable it to solicit additional proxies in favor of Proposal No. 1. In that event, management will ask our shareholders to vote only upon the adjournment proposal and not upon Proposal No. 1.
     In the adjournment proposal, we are asking our shareholders to authorize the holder of any proxy solicited by the Company’s board of directors to vote in favor of granting management the discretionary authority to adjourn the Meeting, and any later adjournments of the Meeting, to a date or dates not later than [________], to enable our management to solicit additional proxies in favor of Proposal No. 1. If our shareholders approve the adjournment proposal, management could adjourn the Meeting and any adjourned session of the Meeting to a date or dates not later than [_______] and use the additional time to solicit additional proxies in favor of Proposal No. 1, including the solicitation of proxies from shareholders that previously voted against Proposal No. 1.
     The Company’s board of directors believes that if the number of shares of our existing Common Stock voting in favor of Proposal No. 1 is greater than the number of shares voted against but is less than the absolute majority of all outstanding shares required, it is in the best interests of the shareholders to enable management, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of Proposal No. 1 to approve it.
     The Company’s board of directors unanimously recommends that shareholders vote “FOR” the proposal to grant management the discretionary authority to adjourn the Meeting, if necessary, to a date or dates not later than [________].
OTHER MATTERS
     The Company’s board of directors knows of no other matter to be brought before the Meeting, including any adjournment of it, that has not been discussed in this proxy statement. Section 14-2-702(d) of the Georgia Business Corporation Code provides that only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting. If any other matters are properly brought before the Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.
VOTING REQUIREMENTS
     Under law and pursuant to the bylaws of the Company, the presence, in person or by proxy, of the holders of more than 50% of the issued and outstanding Common Stock entitled to vote is necessary to constitute a quorum for purposes of shareholder action. For these purposes, shares which are present or represented by proxy at the Meeting will be counted in determining whether a quorum has been constituted, regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority.
     With regard to both Proposal No. 1 and Proposal No. 2, votes may be cast for or against the matter, or shareholders may abstain from voting on the matter. Approval of Proposal No. 1 requires the affirmative vote of at least a majority of the Company’s issued and outstanding shares of Common Stock. Approval of Proposal No. 2 requires the affirmative vote of at least a majority of the votes cast at the Meeting.
     If no directions are specified in any duly signed and dated proxy card received by the Company, the shares represented by that proxy card will be counted as present for quorum purposes and will be voted by the named proxies FOR the approval of the proposed articles of amendment, FOR the approval of an adjournment of the Meeting, if necessary, to solicit additional proxies, and in accordance with the discretion of the named proxies on other matters properly brought before the Meeting.
SHAREHOLDER PROPOSALS
     Any shareholder proposal intended to be presented at the 2009 annual meeting of shareholders and to be included in the Company’s proxy statement and form of proxy relating to such meeting must be received by the Company no later than December 22, 2008. Any such proposal must comply in all respects with the rules and regulations of the SEC.
     For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the Company’s 2009 annual meeting of shareholders, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on March 7, 2009, and advises shareholders in the 2009 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on March 10, 2009. Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to FGBC Bancshares, P.O. Box 2578, Carrollton, Georgia 30112, Attention: Corporate Secretary.
AVAILABLE INFORMATION
     The Company is subject to the disclosure requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Shareholders may inspect and copy such reports, proxy statements and other information at the Company’s office located at 100 Tom Reeve Drive, Carrollton, Georgia 30117.

By Order of the Board of Directors
President and Chief Executive Officer
Franklin, Georgia
[________], 2008

APPENDIX A
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FGBC BANCSHARES, INC.
SECTION 1.
     The name of the corporation is FGBC Bancshares, Inc. (the “Corporation”).
SECTION 2.
     The Articles of Incorporation of the Corporation shall be amended by deleting Article 4 in its entirety and substituting in lieu thereof a new Article 4 which reads as follows:
     “The Corporation shall have authority to issue 110,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:
     A. Common Stock. One class shall consist of 100,000,000 shares of common stock, no par value per share, designated “Common Stock”. The holders of Common Stock shall be entitled to elect the members of the board of directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.
     B. Preferred Stock. One class shall consist of 10,000,000 shares of preferred stock, no par value per share, designated “Preferred Stock”. To the fullest extent provided by Section 14-2-602 of the Georgia Business Corporation Code (and any successor provision thereof), the Board of Directors of the Corporation shall be empowered, without shareholder action, to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors of the Corporation shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series: (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors of the Corporation in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors of the Corporation; (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series; (iii) the time or times, if any, when the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, including whether all or a portion is paid before any amount is paid on Common Stock; (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; (vi) whether the shares of such series have voting rights and the extent of such voting rights, if any, and (vii) all other preferences, limitations and relative rights.
     The Board of Directors of the Corporation shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

     Any action by the Board of Directors of the Corporation in authorizing the issuance of Preferred Stock and fixing and determining the provisions thereof is hereby ratified and approved.”
SECTION 3.
     All other provisions of the Articles of Incorporation shall remain in full force and effect.
SECTION 4.
     This amendment was approved by the Corporation’s shareholders on [________], 2008 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

[Signature page follows]

A-2

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers as of the ___day of ________, 2008.

FGBC BANCSHARES, INC.

By:

Name:

Title:

[CORPORATE SEAL]
ATTEST:

[_________], Secretary

A-3

FGBC BANCSHARES, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER [__], 2008
     The undersigned shareholder of FGBC Bancshares, Inc. (the “Company”) hereby appoints George B. Hamil, Jr. and Jackie L. Reed and each of them as proxies, with full power of substitution acting by either of them if only one of them be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at [___], on [___], December [___], 2008, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and Proxy Statement, receipt of which is hereby acknowledged.
THE BOARD OF DIRECTORS HEREBY RECOMMENDS
A VOTE FOR THE PROPOSALS

PROPOSAL ONE:	To ratify an amendment to the Company’s articles of incorporation that authorizes the Company to issue preferred stock.

☐ For	☐ Against	☐ Abstain

PROPOSAL TWO:	To approve an adjournment of the Meeting, if necessary, to solicit additional proxies.

☐ For	☐ Against	☐ Abstain

     This proxy will be voted as directed, but if direction to the contrary is not indicated, it will be voted FOR the Proposal.
     Discretionary authority is hereby conferred as to all other matters which may come before the Meeting.

______________________________________	Dated: ____________, 2008
Signature of Shareholder

______________________________________
Signature of Shareholder (for jointly held shares)
     If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting and give full title. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership or limited liability company, please sign in the name of the entity by an authorized person.
     Please mark, date and sign this Proxy, and return it in the enclosed, return-addressed envelope. No postage is necessary.
PLEASE RETURN THIS PROXY NO
LATER THAN DECEMBER [__], 2008